NEWS
For Immediate Release                   From MasTec, Inc.
January 26, 1998                        3155 N.W. 77th Avenue, Suite 135
                                         Miami, Florida 33122-1205
                                         Tel :    (305) 599-1800
                                         Fax :    (305) 406-1908
                                         For more information contact:
                                         Edwin D. Johnson,
                                         Chief Financial Officer
                                         ejohnson@mastec.com


                 MASTEC, INC. ANNOUNCES LABOR AGREEMENT IN SPAIN

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that it has reached an agreement with the unions representing its Spanish workforce regarding the terms of a new collective bargaining agreement, subject to ratification and final documentation. The agreement contemplates reductions in administrative positions, reductions in certain non-wage compensation and increases in productivity benchmarks. The agreement also contemplates an increase in base wage rates for remaining union workers.

The agreement culminates several months of negotiations with the labor unions. Disagreement with the unions over contract renewal terms pre-date MasTec's acquisition of Sintel from Telefonica and escalated when the Company filed an application with Spanish labor authorities in September 1997 to substantially restructure the workforce. Sintel suspended its application in November and entered into mediation with the unions led by Sintel's new chief executive officer, Juan Antonio Casanova.

Jorge Mas, Chairman and Chief Executive Officer, said: "We are satisfied to announce that we have come to a mutually acceptable agreement to resolve our labor impasse in Spain. We believe the new agreement will allow us to aggressively pursue the expanding Spanish telecommunications infrastructure market to the benefit of both the Company and its employees."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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